EXECUTION VERSION

July 26, 2024

VIA DOCUSIGN (Jamie.Gallagher@amcnetworks.com)

Jamie Gallagher

Dear Jamie:

You have advised AMC Networks Inc. (the “Company”) that it is your intent to terminate your employment with the Company without Good Reason, effective January 2, 2025, in accordance with the final paragraph of page six (6) of that certain employment agreement dated October 19, 2022 by and between you and the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, and in consideration for your signing and not revoking this Separation Agreement (the “Separation Agreement”) and the General Release attached hereto as Exhibit A (the “General Release”), and complying in all material respects with their terms, the Company agrees that it will: (i) continue your employment through the earliest to occur of: (a) January 2, 2025, (b) the date your employment is terminated by the Company (as defined in Section 3(a)), with or without Cause (as defined in the Employment Agreement); (c) the date of your resignation with or without Good Reason (as defined in the Employment Agreement, excluding clauses B, C and D under such definition and provided that references to “this Agreement” in clause E shall be read to refer to this Separation Agreement); or (d) the date of your death or disability (collectively the “Separation Date”) on the terms and conditions set forth herein, and (ii) provide you with the Separation Benefits (as defined in Section 2, below) in accordance with the terms of this Separation Agreement.

To continue in your employment until the Separation Date and to be eligible to receive the Separation Benefits set forth in Section 2, below, you must return one electronically signed copy of this Separation Agreement to the Company, no later than August 16, 2024. This Separation Agreement shall become automatically null and void unless the Separation Agreement is executed by you and returned to the Company on or prior to August 16, 2024, and not thereafter revoked in accordance with Section 9 of this Separation Agreement.

You acknowledge and agree that the Separation Benefits being provided to you herein (including employment through the Separation Date) are in exchange for your promises, representations, releases, agreements and obligations contained herein and in the General Release and are valuable and sufficient consideration. Now, therefore, you and the Company agree as follows:

1.    Continued Employment/Termination of Employment/Effect on Benefits
(a)    Continued Employment. Subject to the terms and conditions set forth in this agreement, your employment will continue through January 2, 2025, unless your employment is terminated by the Company earlier, with or without Cause, or you resign your employment, with or without Good Reason, or your employment is terminated on account of death or disability. Beginning August 1, 2024, and continuing through the end of your employment, you agree to perform those services reasonably requested of you by the Company, which services may include, without limitation, continuing to manage the day-to-day operations of the Company’s legal department, providing advice and counsel to the Board of Directors of the Company, at the request of the Chief Executive Officer, providing support in connection with the hiring and onboarding of a successor General Counsel, and successfully transitioning responsibility of your duties to such successor General Counsel by the Separation Date or such earlier date as reasonably requested by the Company (collectively, the “Continuing Services”). During the period of your continued employment, you will continue to receive all of the compensation and benefits provided under the Employment Agreement, including the benefits set forth in the eighth paragraph of the Employment Agreement, and will continue to participate in all of the Company’s benefit plans in accordance with the terms of such plans. In the event you secure employment with a third party that does not conflict with any of your obligations to the Company under the Employment Agreement while you remain employed by the Company following the date hereof and prior to January 2, 2025, you will promptly notify the Company of such employment and the intended commencement date of such employment, and you will voluntarily terminate your employment with the Company prior to commencement of any work for such third party.
(b)    Cause. If the Company terminates your employment for Cause, you will not be eligible to receive the Separation Benefits set forth in Section 2 below.
(c)    Termination of Employment. Your employment will terminate as of the Separation Date. As of that date, you will cease to accrue credit toward vacation or any other benefits, except as otherwise provided in this Separation Agreement.
    (d)    Return of Company Property. As of the Separation Date, you shall return to the Company all of the Company’s property, including, without limitation, Confidential and Proprietary Information (as defined in Section 5(b) below), office keys, Company identification cards, access, press and other passes, and all documents, files, equipment, computers, laptops, printers, smart phones, iPads, credit cards, computer software, access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”). You acknowledge and agree that: (i) other than for authorized Company business prior to the Separation Date, you have not and will not utilize the Company Property or make or retain any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) after the Separation Date, you will not access or utilize in any manner any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein. Notwithstanding anything to the contrary herein or in the Employment Agreement, you and the Company agree that you may retain your Company issued laptop computer and your Company issued cellular phone, including the right to continue to utilize the assigned cellular phone number at your own expense; provided that if the Company is required to retain your Company issued laptop computer and cellular phone as a result of a litigation hold, then the Company will provide you with a substantially similar laptop computer and cellular phone. Prior to the Separation Date, you agree to allow the Company’s information services department to review your laptop computer and cellular phone to ensure that they do not contain any Company Property, Materials (as defined paragraph 3 of Annex I to the Employment Agreement), or Confidential Information (as defined in paragraph 1 of Annex I to the Employment Agreement). In addition, on the Separation Date, the Company’s information services department shall remotely disable your access to the Company’s servers, electronic mail, contacts, and calendar systems. For the avoidance of doubt, you will be permitted to retain your personal contact lists and personal documents and information.
    (e)    Health Coverage. Your Company-sponsored medical, dental and/or vision coverage will cease as of the last day of the month in which the Separation Date occurs. You, and, as applicable, your eligible dependents, may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums. Subject to the terms of Section 2 below, and subject to your timely election of benefits under COBRA and your execution of this Separation Agreement and compliance in all material respects with its terms, the Company will arrange for continuation coverage under COBRA for you, and, as applicable, your eligible dependents, at no cost to you, until the earliest of (i) January 2, 2027; (ii) the date you or any of your dependents cease to be eligible for continuation coverage under COBRA; or (iii) the date you or any of your dependents become eligible for health, dental, or vision coverage in connection with new employment or self-employment. Thereafter, provided you and/or your eligible dependents remain eligible, you and/or they may choose to continue such COBRA continuation coverage for any additional eligibility period at your or their own cost at the rates then in effect. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.
    (f)    Life, Disability and AD&D Insurance.  Your company-sponsored life, long-term disability and accidental death and dismemberment (“AD&D”) insurance coverage will cease as of the Separation Date. There is a thirty-one (31) day grace period after the Separation Date during which you may convert your company-sponsored life insurance coverage to a private policy. You may continue to receive such coverage by completing the applicable notice of conversion privilege form (if requested by you) and complying with the applicable requirements. For additional information regarding conversion, please contact the Benefits team.
(g)    Retirement Plans. Any vested benefits that you may have accrued under the AMC Networks 401(k) Savings Plan, any predecessor plan, or any other company-sponsored retirement plan (the “Retirement Plans”) as of the Separation Date will be treated in accordance with the terms of those Plans, as explained in the plan documents or summary plan descriptions you have previously received. Any vested benefits that you may have accrued, or distributions you may have elected, under the AMC Networks Executive Deferred Compensation Plan, the AMC Networks Excess Savings Plan, any predecessor plan, or any other deferred compensation plan (the

“Deferred Compensation Plans”) as of the Separation Date shall be payable in accordance with the terms of those plans, as explained in the plan documents or summary plan descriptions you have previously received. As a result of the termination of your employment on the Separation Date, pursuant to the terms and conditions of the Retirement Plans and/or Deferred Compensation Plans, you will forfeit all benefits that are not vested as of the Separation Date. You may obtain additional copies of the summary plan descriptions from the Benefits team.

(h)    Outstanding Awards. As of the Separation Date all currently outstanding awards previously granted to you under the AMC Networks Inc. 2016 Employee Stock Plan (the “AMC Stock Plan”) or any other predecessor or similar plans (collectively, “Awards”), will be treated in accordance with their terms, the Employment Agreement and this Separation Agreement.

(i)    Unemployment. You should contact your local unemployment agency to determine if you are eligible for any unemployment benefits.

2.    Separation Benefits:

(a)Description of Separation Benefits. Following the occurrence of the Separation Date, and provided that: (i) you have not voluntarily terminated your employment prior to January 2, 2025, other than with Good Reason and other than on account of death or disability; (ii) your employment has not been terminated by the Company for “Cause”; (iii) you have signed and not thereafter revoked this Separation Agreement, (iv) you have complied in all material respects with all of the terms, conditions and obligations applicable to you under this Separation Agreement, including, without limitation, the Continuing Services; (v) you return one electronically signed copy of the General Release to the Company within ten (10) days after the close of business on the Separation Date, but not before the Separation Date; and (vi) you do not revoke the General Release during the seven (7) day revocation period following your execution of it (the “General Release Revocation Period”), then, subject to the terms and conditions set forth in this Separation Agreement, the Company will provide you with the following benefits (collectively, the “Separation Benefits”):

1.A payment in the amount of $2,550,000, less lawful deductions and withholdings, representing 18 months’ salary at your base annual rate of pay, plus one and one-half times your target annual bonus (the “Severance”), which shall be payable to you as follows:
i.A lump sum payment in the amount of $1,530,000, less lawful withholdings, payable to you in a lump sum on the six-month anniversary of the Separation Date, provided that the maximum portion of this payment that is exempt from Section 409A (as defined below) will be payable to you on or before the seventy-fifth (75) day following the Separation Date; and
ii.A lump sum payment in the amount of $1,020,000, less lawful deductions and withholdings, payable to you in a lump sum on the twelve-month anniversary of the Separation Date; plus

2.If your employment is terminated by the Company without Cause or by you for Good Reason prior to January 2, 2025, a lump sum payment representing the base salary you would have received from the Separation Date through January 2, 2025. The payment provided for in this Paragraph will be payable, less lawful deductions, to you in a lump sum on or before the seventy-fifth (75) day following the Separation Date; plus
3.As provided in the Employment Agreement, subject to your timely election of continuation coverage under COBRA, the Company will arrange for the continuation of medical, dental and vision coverage under COBRA for you, and, as applicable, your eligible dependents, at no cost to you, until the earliest of: (i) January 2, 2027; (ii) the date you or any of your dependents cease to be eligible for continuation coverage under COBRA; or (iii) the date you or any of your dependents become eligible for health, dental, or vision coverage in connection with new employment or self-employment. In the event you or any of your dependents become eligible for health, dental or vision coverage under another employer's group health plan or otherwise cease to be eligible for COBRA prior to January 2, 2027, you must immediately notify the Company of such event; plus
4.As provided in the Employment Agreement:
i.    All restricted stock units (“RSUs”) granted pursuant to the AMC Stock Plan that have not vested prior to the Separation Date will continue to vest in accordance with the original vesting schedule applicable to such RSUs at the time of grant; provided, however, upon the Separation Date, the Company shall withhold and settle a portion of each of your outstanding RSUs in an amount sufficient to fund the minimum amount of statutory tax withholding requirements (including federal, state and local income and employment tax withholding required due to such awards being “vested” for tax purposes) resulting from the recognition of income in respect of each such outstanding RSUs and make a payroll tax contribution in such amount on your behalf; and
    ii.    All long-term cash performance awards (“CPAs”) granted by the Company that have not vested prior to the Separation Date shall immediately vest in full on the Separation Date; provided, however, that payment of each such CPA shall be made at the same time as such awards are payable to similarly situated actively-employed executives of the Company as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives) and further provided that if the applicable performance objectives are not satisfied, then any such CPAs will be forfeited; plus
5.As provided in the Employment Agreement, a discretionary bonus for 2024 under the terms of the Company’s AIP program and based on your current target bonus opportunity, one hundred percent (100%), which bonus shall be payable, less lawful withholdings and deductions, when, as and if paid to similarly situated active employees, but without consideration given to your individual performance, as if you had remained an employee of the Company through any such payment date; plus

6.Continued access to and use of the Company’s PLI membership though January 2, 2027 solely to the extent the Company continues to provide such benefit to its in-house lawyers.
For the avoidance of doubt, in the event your employment terminates due to your death or disability prior to January 2, 2025, provided at such time of such termination, Cause does not exist and subject to your compliance in all material respects with Section 2(a)(iii)-(vi) to the extent applicable, you will be entitled to receive the Separation Benefits excluding those set forth in Section 2(a)(2).
(b)    Continued Compliance. Without waiver of the Company’s remedies for any breach of this Separation Agreement or the General Release, all amounts and other benefits due to you hereunder (including, without limitation, your continued employment described in Section 1(a) herein) are expressly conditioned on your continued compliance in all material respects with this Separation Agreement, the General Release or any of the obligations that survive termination of your Employment Agreement.

(c)    No Other Separation Benefits. The Separation Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses, or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. Except as expressly referenced in this Separation Agreement, you hereby confirm that all monies due to you, including, but not limited to, all wages earned, sick pay, personal leave pay and/or vacation pay, previously have been paid. You agree that no other monies or relief are due to you, other than: i) the payments provided for in this Separation Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a) below); and ii) any base salary that you earn and benefits that you accrue for work performed from the date of your execution of this Separation Agreement through the Separation Date.

3.    Release

(a)You, on behalf of yourself, your heirs, executors, administrators and/or assigns, do hereby release and discharge the Company, together with its direct and indirect parent corporation, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively for purposes of this Section 3, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Separation Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Statute, the New York WARN Act, the New York Constitution, the New York City Human Rights Law, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.

(b)You further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in your favor as of the date of execution of the Separation Agreement. For the purpose of implementing a full and complete release, you expressly acknowledge and agree that this release releases all claims existing or arising prior to your execution of this Separation Agreement which you have or may have against the Releasees, whether such claims are known or unknown and suspected or unsuspected by you and you forever waive all inquiries and investigations into any and all such claims.

(c)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right based on any facts or set of facts that may arise after your execution of this Separation Agreement; (ii) any claim or right you may have under this Separation Agreement; (iii) any unemployment insurance claim; (iv) any workers’ compensation insurance benefits; (v) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (vi) any claim for medical, hospital, surgical or physician’s services benefits arising under the Company’s applicable health insurance plan(s); (vii) any claims that cannot be waived as a matter of law; (viii) any claim for indemnification and D&O insurance pursuant to the Employment Agreement, applicable laws and the corporate governance documents of the Company or any of its subsidiaries or affiliates; or (ix) your right to any shares of Class A Common Stock of the Company that you hold as of the date hereof.

(d)This Separation Agreement does not limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, such as the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”), or their applicable state and/or local equivalent, and you do not need any Releasee’s permission to do so. In addition, it is understood that this release shall not require you to notify any Releasee of a request for information from any governmental entity or self-regulatory authority or of your decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. This Separation Agreement also does not prevent you from exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. To the fullest extent permitted by law, you agree that if any claim, charge, complaint or action against the Company covered by the release provision of this Separation Agreement is brought by you, for your benefit, or on your behalf, you expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief from the Company based upon any such claim, charge, complaint or action, providing that you are not agreeing to waive, and this release shall not be read as requiring you to waive, any right you may have to receive any bounty or monetary award from any government agency or regulatory or law enforcement agency (and not the Company) for information provided to a government agency or other protected “whistleblower” activity. To the extent you receive any personal or monetary relief from the Company based on any such claim, charge, complaint or action, the Company will be entitled to an offset for the payments made pursuant to this Separation Agreement. You further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. You further agree and covenant that you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding asserted or brought against any of the Releasees.

(e)You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment which you may have experienced.

(f)You further affirm that you have not made a sexual harassment or other claim of harassment, discrimination, retaliation or other violation of Company policy or unlawful conduct and have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

(g)You further affirm that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Separation Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

4.    In the Event of Rehire

You hereby agree and acknowledge that: (a) as of the Separation Date, your employment relationship with the Company will be severed; and (b) the Company has no obligation, contractual or otherwise, to hire, re-hire or re-employ you after the Separation Date.

If you are reemployed with the Company as a full-time employee, part-time employee or a regularly scheduled temporary employee, the Company will have the right to pro-rate the Severance so that you retain an amount which represents the period of time from the Separation Date until the rehire date (the “Pro-Rated Severance”). It is further understood that, if you already received any part of the portion of your Severance, the Company will have the right to require you to return to the Company the difference between the amount of Severance you originally received and the Pro-Rated Severance.

5.Confidentiality
(a)Agreement. Except as set forth in Section 7, you hereby agree to keep the existence and terms of this Separation Agreement confidential and not to disclose them to any persons other than to your legal, financial and/or tax advisors or to members of your immediate family (all of whom shall also be bound by the foregoing confidentiality covenant) or as required by law, rule, regulation or judicial process.

(b)Confidential and Proprietary Information. During the course of your employment, you have had access to Confidential and Proprietary Information (as defined below). You hereby represent, warrant and agree that, except as set forth in Section 7, (i) you have not taken, nor shall you take at any time, including after the Separation Date, any Confidential and Proprietary Information, and (ii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information. As used in this Separation Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Releasees’ standing in the community, its or their business reputations, operations or competitive positions, (ii) information and documents that have been designated or treated as confidential, (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing information, plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses (including, but not limited to, cable television, streaming services, on-line data, telephone, internet service provider, programming and programming ideas (including sports programming), advertising, theatrical, motion picture exhibition, production and distribution, entertainment or other businesses); plans or strategies to market or distribute the services or products of such businesses; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees’ (to the extent applicable) employees, guests, agents, compensation (including, but not limited to, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Releasees, and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior, during or subsequent to your employment by the Company.
6.    Restrictive Covenants
    You hereby reaffirm your ongoing obligations set forth in Annex I of the Employment Agreement, which Annex shall be deemed to be a part of this Separation Agreement, including the obligations contained in Paragraphs 1 through 6 of Annex I thereto, in accordance with their terms, including, without limitation, the confidentiality, non-competition, non-disparagement, cooperation and non-solicitation obligations set forth therein which shall survive the termination of your employment.

7.    Exception for Disclosure Pursuant to Law
    Notwithstanding anything elsewhere in this Separation Agreement or the Employment Agreement, you are authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and you do not need the Company’s permission to do so. In addition, it is understood that you are not required to notify the Company of a request for information from any governmental entity or of your decision to file a charge with or participate in an investigation conducted by any governmental entity. In addition, this Agreement in no way restricts or prevents you from providing testimony concerning the Company or any of its affiliates to judicial, administrative, regulatory or other governmental authorities or prohibits you from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity, you must inform such governmental entity that the information you are providing is confidential.

    Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

In addition, you are hereby advised that pursuant to the federal Defend Trade Secrets Act of 2016, you may not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret: (i) in confidence, to a federal, state, or local government official, or to your attorneys, for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other court document filed in connection with a lawsuit or court proceeding, provided that said filing is made under seal. In addition, you are further advised that if you file an action for retaliation against the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorneys and use the trade secret in connection with the court proceeding provided that you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.
8.    Right to Counsel/Voluntary Waiver
The Company advises you to consult with a lawyer before executing this Separation Agreement and the General Release and you acknowledge that you: (i) have been provided with a period of at least twenty-one (21) days to consult with a lawyer prior to executing this Separation Agreement and the General Release; (ii) have read this Separation Agreement (including, but not limited to, the “Release” in Section 3(a) above) and the General Release; (iii) fully understand the terms of this Separation Agreement and the General Release; (iv) understand that any modifications, material or otherwise made to this Separation Agreement do not restart or affect in any manner the original up to twenty-one (21) day consideration period; and (v) have executed this Separation Agreement knowingly, deliberately and voluntarily and without coercion, whether express or implied.
9.    Revocation

    (a)    Right to Revoke. You may revoke this Separation Agreement within seven (7) days after the date on which you sign it. This Separation Agreement will not be binding or enforceable until that seven (7) day period has expired. If you decide to revoke this Separation Agreement, you must notify us of your revocation in a letter signed by you and received by the Company no later than 5:00 p.m. on the seventh (7th) day after you signed this Separation Agreement. A letter of revocation that is not received by the seventh (7th) day after you have signed the Separation Agreement will be invalid and will not revoke this Separation Agreement.
    (b)    Effective Date of Separation Agreement. If you have not revoked this Separation Agreement in accordance with Section 9(a), above, the eighth (8th) day after the date on which you sign the Separation Agreement shall be the “Effective Date” of the Separation Agreement.
10.    Choice of Law/Forum/Waiver of Jury Trial/Contract Interpretation
    (a)    This Separation Agreement and the General Release shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.
    (b)    You and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Separation Agreement and the General Release, and you and the Company hereby waive, and agree not to assert, as a defense that you or the Company, as applicable, are not subject thereto or that the venue thereof may not be appropriate. You and the Company hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)You and the Company hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Separation Agreement, your employment by the Company and/or the termination of your employment, including, but not limited, to any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution, or any other authority.
(d)You and the Company agree that the language of all parts of this Separation Agreement and the General Release shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
11.    Additional Provisions

(a)    Breach of Separation Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 5 or 6 of this Separation Agreement, which, for the avoidance of doubt, includes your obligations to the Company under the Employment Agreement that survive the termination of your employment, will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Separation Agreement or otherwise, will be entitled to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.
(b)    Withholdings. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation.
(c)    Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(d)    Entire Agreement. This Separation Agreement, the Award agreements referenced in Section 2(a)(4) of this Separation Agreement and the General Release set forth the entire agreement of the parties concerning its subject matter, and supersedes any and all prior agreements, discussions, understandings, promises and expectations, including, without limitation, the Employment Agreement, between you and the Company. This Separation Agreement may be modified only by a written instrument signed by you and by the Company and/or the Company.
    (e)    Successors and Assigns. The provisions of this Separation Agreement and the General Release shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Separation Agreement and the General Release without the express written consent of the Company and/or the Company.
(f)    Severability. In the event any paragraph, section, sentence, provision, or clause of this Separation Agreement or the General Release, or portion thereof, shall be determined to be illegal, invalid, or unenforceable, the remainder of this Separation Agreement and the General Release, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) above or Section 3 of the General Release is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Sections 1 and 2 above.
(g)    Going Private Transaction/Change of Control. For the avoidance of doubt and notwithstanding any provision of this Separation Agreement to the contrary, in the event of a “Going Private Transaction” or a “Change of Control”, as such terms are defined in the respective agreements governing the Awards, or in the event of your death, you will be entitled to receive the more favorable vesting and payment provisions (if any) provided in such Awards.
(h)    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”) or comply with an exemption from the application of Section 409A and, accordingly, all provisions of this Separation Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If and to the extent that any payment or benefit hereunder, or any plan, award or arrangement of the Company or its affiliates, is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six-month period. Each payment or benefit hereunder shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits. Neither party shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits that are subject to Section 409A in any manner that would not be in compliance with Section 409A.
12.    Acknowledgments and Waivers Including Express Waiver Under the Age Discrimination in Employment Act

By signing below, you certify and acknowledge as follows:

(a)That you have read the terms of this Separation Agreement, and that you understand its terms and effects, including the fact that under this Separation Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company and/or the Company, up and through the date of your execution of this Separation Agreement, including any and all claims relating to age discrimination under the Age Discrimination in Employment Act;
(b)    That you have signed this Separation Agreement voluntarily and knowingly in exchange for the Separation Benefits described herein, which you acknowledge are adequate and satisfactory to you and which you would not have received but for your execution of this Separation Agreement;
    (c)    That you have been and are hereby advised in writing to consult with an attorney prior to signing this Separation Agreement, and that you have been given an adequate opportunity to do so;
    (d)    That under this Separation Agreement you do not waive rights or claims that may arise after the date this Separation Agreement is executed;
(e)    That the Company has provided you with a period of at least twenty-one (21) days within which to consider this Separation Agreement, and that you have signed on the date indicated below after concluding that this Separation Agreement is satisfactory to you;
(f)    That any modifications, material or otherwise made to this Separation Agreement do not restart or affect in any manner the original up to twenty-one (21) day consideration period; and
(g)    That this Separation Agreement may be revoked by you within seven (7) calendar days after you execute this Separation Agreement, in accordance with Section 9(a) above, and it shall not become effective until the expiration of such seven (7) day revocation period.
We wish you luck in your future endeavors.
Sincerely yours,

/s/ Kristin Dolan

        Kristin Dolan
        Chief Executive Officer

Accepted and Agreed to:

/s/ Jamie Gallagher_______
Jamie Gallagher

July 26, 2024____________
Date

EXHIBIT A

GENERAL RELEASE
[to be signed & provided to Company on or after the Separation Date]

    Jamie Gallagher hereby agrees as follows:

    1.    I signed a Separation Agreement (the “Separation Agreement”) with AMC Networks Inc. (“the Company”) dated July 26, 2024 attached hereto and made a part hereof. All defined terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Separation Agreement.

    2.    As stated in the Separation Agreement, I am required to execute this General Release in order to be eligible to receive the Separation Benefits set forth in Section 2 of the Separation Agreement. I understand that this General Release shall not be construed to supersede the Separation Agreement, that the Separation Agreement remains in full force and effect, and that I am obligated to continue to comply with the terms, conditions and obligations of the Separation Agreement. I further understand that I may not execute this General Release prior to the Separation Date.

    3.    In order to be eligible to receive the Separation Benefits set forth in Section 2 of the Separation Agreement, I, on behalf of myself, my heirs, executors, administrators and/or assigns, do hereby release and discharge the Company, together with its direct and indirect parent corporation, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns (collectively, the “Company”), and its or their officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future (collectively with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which I, or any of my heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time to the date of my execution of this General Release, including, without limitation, any and all claims arising out of or relating to my employment by the Company or the separation of my employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act, the New York Human Rights Law, the New York Labor Law, the New York Executive Law, the New York Wage and Hour Laws, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Statute, the New York WARN Act, the New York Constitution, the New York City Human Rights Law, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
    4.    I further agree to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those claims that are known or suspected to exist in my favor as of the date of execution of this General Release. For the purpose of implementing a full and complete release, I expressly acknowledge and agree that this General Release releases all claims existing or arising prior to my execution of this General Release which I have or may have against the Releasees, whether such claims are known or unknown and suspected or unsuspected by me and I forever waive all inquiries and investigations into any and all such claims.
5.    Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by me of: (i) any claim or right based on any facts or set of facts that may arise after my execution of this General Release; (ii) any claim or right I may have under this Release or the Separation Agreement; (iii) any unemployment insurance claim; (iv) any workers’ compensation insurance benefits; (v) continued participation in certain benefits under COBRA (and any state law counterpart), if applicable; (vi) any claim for medical, hospital, surgical or physician’s services benefits arising under the Company’s applicable health insurance plan(s); (vii) any claims that cannot be waived as a matter of law; (viii) any claim for indemnification and D&O insurance pursuant to the Employment Agreement, applicable laws and the corporate governance documents of the Company or any of its subsidiaries or affiliates; or (ix) any right to any shares of Class A Common Stock of the Company that I hold as of the date hereof.

6.     I hereby affirm that I have been advised that this General Release does not limit my rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, such as the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities Exchange Commission (“SEC”), or their applicable state and/or local equivalent, and I do not need any Releasee’s permission to do so. In addition, it is understood that this General Release shall not require me to notify any Releasee of a request for information from any governmental entity or self-regulatory authority or of my decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, I recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, I must inform such governmental entity or self-regulatory authority that the information I am providing is confidential. Despite the foregoing, I am not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information I came to learn during my service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. This General Release also does not prevent me from exercising my rights under

Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. To the fullest extent permitted by law, I agree that if any claim, charge, complaint or action against the Company covered by the release provision of this General Release is brought by me, for my benefit, or on my behalf, I expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief from the Company based upon any such claim, charge, complaint or action, providing that I am not agreeing to waive, and this General Release shall not be read as requiring me to waive, any right I may have to receive an award from a government agency or regulatory or law enforcement agency (and not the Company) for information provided to a government agency or other protected “whistleblower” activity. To the extent I receive any personal or monetary relief from the Company based on any such claim, charge, complaint or action, the Company will be entitled to an offset for the payments made pursuant to this General Release. I further agree and covenant that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding, or if any person, organization, or other entity has filed, charged, claimed, sued, or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter occurring at any time in the past, I am not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. I further agree and covenant that I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding asserted or brought against any of the Releasees.
7.    Except as expressly referenced in the Separation Agreement, I hereby confirm that all monies due to me, including, but not limited to, all wages earned, sick pay, personal leave pay and/or vacation pay, previously have been paid. I agree that no other monies or relief are due to me, other than the payments provided for in the Separation Agreement in consideration of my execution of the Separation Agreement and this General Release.
8.    I affirm that I have reported to the Company in writing any work-related physical or mental injury, illness or impairment which I may have experienced.
9.    I further affirm that I have not made a sexual harassment or other claim of harassment, discrimination, retaliation or other violation of Company policy or unlawful conduct and have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.
10.    I further affirm that all of the Company’s decisions regarding my pay and benefits through the date of my execution of this General Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
    11.    By signing below, I certify and acknowledge as follows:
(a)    I have read the terms of this General Release, and I understand its terms and effects, including the fact that I have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to my employment by the Company or the termination of my employment by the Company or the Company, up and through the date of my execution of this General Release, including any and all claims relating to age discrimination under the Age Discrimination in Employment Act;
(b)    I have signed this General Release voluntarily, deliberately and knowingly in exchange for consideration which I acknowledge is adequate and satisfactory to me and which I acknowledge is in addition to any other benefits to which I am otherwise entitled;
(c)    I have been and am hereby advised in writing through this General Release to consult with an attorney prior to signing this General Release, and that I have been given an adequate opportunity to do so;
(d)    I do not waive rights or claims that may arise after the date this General Release is executed;
(e)    That the Company has provided me with a period of at least twenty-one (21) days within which to consider this General Release, and that I have signed on the date indicated below after concluding that this General Release is satisfactory to me;
(f)    That any modifications, material or otherwise made to this General Release do not restart or affect in any manner the original up to twenty-one (21) day consideration period; and
(g)     That this General Release may be revoked by me within seven (7) calendar days after I execute it and it shall not become effective until the expiration of such seven (7) day revocation period. I further acknowledge that I must notify the Company of my revocation of this General Release in a letter signed by me and received by the Company, no later than 5:00 p.m. on the seventh (7th) day after I sign this General Release and that a letter of revocation that is not received by the seventh (7th) day after I have signed this General Release will be invalid and will not revoke this General Release.
Accepted and Agreed to:

/s/ Jamie Gallagher________
Jamie Gallagher

Date: July 26, 2024________